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                                                                   EXHIBIT 23.1


                      CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the incorporation by reference in this Registration Statement of Healthcare Recoveries, Inc. (the "Company") on Form S-8, of our report dated February 28, 1997, except for Note 10 as to which the date is May 21, 1997, on our audits of the balance sheet of the Company as of December 31, 1996 and 1995 and the related statements of income, changes in stockholders' equity and cash flows for each of the three years in the period ended December 31, 1996, which report is included in the Company's prospectus which forms a part of the Company's registration statement on Form S-1 (File No. 333-23287) filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933.



Coopers & Lybrand L.L.P.

Louisville, Kentucky
December 5, 1997